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                                                                    EXHIBIT 23.4


               CONSENT OF MCDANIEL & ASSOCIATES CONSULTANTS LTD.



Southern Mineral Corporation
500 Dallas, Suite 2800
Houston, Texas
77002-4508


Attention:    Mr. J. Price

Reference:    Form S-3 Registration Statement
              of Southern Mineral Corporation


Dear Sir:

We consent to the incorporation by reference into this Form S-3 Registration Statement of Southern Mineral Corporation, a Nevada corporation (the "Company"), of the references to this firm and to our report on the Company's estimated Canadian proved reserves as of December 31, 1995 contained in the Company's annual report on Form 10-KSB for the year ended December 31, 1995.

Sincerely,

MCDANIEL & ASSOCIATES CONSULTANTS LTD.



/s/ B. H. Emslie
----------------------------------[Seal]
B. H. Emslie, P. Eng.
Vice President

Calgary, Alberta
Dated:  February 6, 1997